Exhibit 99.1
National Interstate Corporation Reports 2014 Results and Increases Quarterly Dividend

•	Results within February 2, 2015 pre-announced range

•	Gross premiums written increased 11% for fourth quarter and 9% for the full year

•	2014 full year net income of $0.56 per share reflects continued commercial auto liability claims severity

•	Average rate increase on renewal business of approximately 7% in 2014, underwriting actions continue

Richfield, Ohio, February 24, 2015 - National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and net income per share for the 2014 fourth quarter and full year. Gross premiums written increased 11% for the 2014 fourth quarter and 9% for the 2014 full year compared to the same 2013 periods primarily from growth in the Alternative Risk Transfer (ART) and Transportation components. Net income per share of $0.25 for the 2014 fourth quarter and $0.56 for 2014 full year declined as compared to the same periods of 2013 due to elevated claims results.

Earnings
The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net income from operations	$4,619	$7,842	$8,039	$13,325
After-tax net realized gains from investments	302	716	4,393	4,248
After-tax impact from transaction expenses	—	—	(1,406)	—
Net income	$4,921	$8,558	$11,026	$17,573

Net income from operations per share, diluted	$0.23	$0.40	$0.41	$0.67
After-tax net realized gains from investments per share, diluted	0.02	0.03	0.22	0.22
After-tax impact from transaction expenses per share, diluted	—	—	(0.07)	—
Net income per share, diluted	$0.25	$0.43	$0.56	$0.89

Net income for both 2014 and 2013 full year were adversely affected by increased loss and loss adjustment expenses including development from prior years claims.

Underwriting Results:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Losses and LAE ratio excluding prior year development (accident year)	82.6%	74.8%	78.3%	77.3%
Prior year loss development	0.4%	5.0%	5.5%	4.4%
Losses and LAE ratio (calendar year)	83.0%	79.8%	83.8%	81.7%
Underwriting expense ratio	19.5%	19.0%	20.1%	20.7%
Combined ratio	102.5%	98.8%	103.9%	102.4%

Dave Michelson, President and Chief Executive Officer, said, “We had another challenging year in 2014 primarily due to continued high severity in the commercial auto liability coverages. Although we will never make excuses or be satisfied with combined ratios near or worse than breakeven, we note that our commercial auto liability results are consistent with industry trends. We continue to believe our current risk selection and pricing have improved as evidenced by approximately $105 million of business we non-renewed in the past 24 months, the continuous rate increases since 2012, and with many of our specialty niche insurance products performing well on an accident year basis.”

The combined ratio of 102.5% for the 2014 fourth quarter contributed to a 2014 full year combined ratio of 103.9%. During the current quarter the Company experienced an elevated number of severe claims related to the current accident year primarily concentrated in commercial auto liability coverages for several trucking products. In the first half of 2014 the Company reported prior year adverse development, including reserve strengthening during the 2014 second quarter, which is in contrast to the last six months of 2014 which had minimal adverse development from prior year claims. Unfavorable development from prior year claims added 5.5 percentage points to the 2014 calendar year combined ratio. The Company continues to proactively enhance process and procedures surrounding reserving in response to its own financial trends and those of the industry.

The Company continues to closely monitor the commercial auto liability line of business with enhanced focus on re-underwriting to improve performance, including pricing and risk selection on new and renewal business. In 2013 the Company exited several unprofitable businesses, including the commercial vehicle product, and priced away or chose not to renew over $65 million of business. Applying the same disciplines, in 2014 the Company shed approximately $40 million in business through non-renewals or rate actions. In 2014, the Company has averaged rate increases on renewed business of approximately 7%, which has remained relatively consistent throughout the year and across all products.

The underwriting expense ratio of approximately 20% during the past two years remains favorable.

Investments:
Net investment income of $35.5 million for the 2014 full year was 6% ahead of 2013. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. In addition, the Company generated net realized gains from investments of $6.8 million for the 2014 full year which includes net gains from sales, impairments, and gains related to other invested assets, which consist of holdings in limited partnership investments. The Company continues to maintain a high quality and diversified portfolio with approximately 88% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	December 31, 2014
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$113,446	$3,192
State and local government	341,581	11,856
Mortgage backed securities	209,553	8,157
Corporate obligations	199,414	5,712
Other debt obligations	106,449	(262)
Preferred redeemable securities	4,303	135
Total fixed maturities	$974,746	$28,790

Equity securities	$85,228	$8,876

Total fixed maturities and equity securities	$1,059,974	$37,666

Gross Premiums Written
The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$116,770	58.7%	$101,562	56.7%
Transportation	66,903	33.6%	62,630	34.9%
Specialty Personal Lines	7,553	3.8%	8,218	4.6%
Hawaii and Alaska	4,609	2.3%	4,176	2.3%
Other	3,218	1.6%	2,692	1.5%
Gross premiums written	$199,053	100.0%	$179,278	100.0%

	Year Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$374,152	54.3%	$326,305	51.7%
Transportation	245,261	35.6%	228,139	36.1%
Specialty Personal Lines	35,597	5.2%	47,715	7.5%
Hawaii and Alaska	21,276	3.1%	20,096	3.2%
Other	12,717	1.8%	9,738	1.5%
Gross premiums written	$689,003	100.0%	$631,993	100.0%

The Company had top line growth throughout 2014 resulting in full year gross premiums written of $689 million which is an increase of 9% compared to last year. Each of the components, except for Specialty Personal Lines, experienced growth for the 2014 fourth quarter and full year compared to the same periods in 2013. Improving the underwriting margin remains the primary focus over top line growth as evidenced by the rate increases on renewed business that the Company obtained in 2014 which accounted for a significant portion of the overall top line improvement.

The ART component had the highest growth rate of 14.7% as a result of the addition of new customers, as well as rate and exposure increases on renewal business in the group and national account products. The Transportation component increased 7.5% in 2014 attributable to rate increases as well as new business from recently introduced programs, including expanded limits to trucking customers, waste operations, traditional crane and heavy haul, traditional ambulance, and home delivery insurance. Specialty Personal Lines continues to show a year over year decline in gross premiums written partly due to the runoff of the commercial vehicle product that was discontinued in in the third quarter of 2013.

Summary Comments

“Commercial auto liability is the primary coverage we offer and has been one of the most challenging property and casualty insurance sectors over the past several years. Adverse claims severity trends and insufficient insurance rates have eroded our margins since 2010 similar to many other commercial auto insurers,” stated Mr. Michelson. “Except for 2011, accident year results since 2010 have been slightly better than breakeven with 2014 showing improvement at a 98.4% accident year combined ratio. We believe we have significantly improved the quality of our inforce policies and are writing new and renewal business at appropriate rates. Continued improvement in our underwriting margins in 2015 is our primary focus.”

Quarterly Dividend

The Company’s Board of Directors, on February 19, 2015, approved a quarterly cash dividend of $0.13 per share. The Company has increased its dividend each year since its Initial Public Offering in 2005. The first quarterly dividend of 2015 will be payable on March 24, 2015 to shareholders of record of the Company's common stock as of the close of business on March 10, 2015.

Earnings Conference Call

The Company will hold a conference call to discuss the 2014 results on Wednesday, February 25, 2015 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating Data:
Gross premiums written	$199,053	$179,278	$689,003	$631,993

Net premiums written	$171,797	$156,076	$575,574	$537,604

Premiums earned	$144,616	$137,189	$557,267	$525,710
Net investment income	8,902	9,187	35,517	33,377
Net realized gains on investments (*)	464	1,103	6,758	6,536
Other	912	744	3,399	3,303
Total revenues	154,894	148,223	602,941	568,926
Losses and loss adjustment expenses	120,078	109,458	466,998	429,556
Commissions and other underwriting expenses	23,948	22,346	94,430	92,193
Other operating and general expenses	5,158	4,482	20,955	19,722
Transaction expenses	—	—	2,163	—
Expense on amounts withheld	1,458	1,509	6,410	5,057
Interest expense	29	220	220	706
Total expenses	150,671	138,015	591,176	547,234
Income before income taxes	4,223	10,208	11,765	21,692
(Benefit) provision for income taxes	(698)	1,650	739	4,119
Net income	$4,921	$8,558	$11,026	$17,573

Per Share Data:
Net income per common share, basic	$0.25	$0.44	$0.56	$0.89
Net income per common share, diluted	$0.25	$0.43	$0.56	$0.89

Weighted average of common shares outstanding, basic	19,783	19,660	19,755	19,645
Weighted average of common shares outstanding, diluted	19,864	19,753	19,833	19,768

Cash dividend per common share	$0.12	$0.11	$0.48	$0.44

(*) Consists of the following:
Net realized gains before impairment losses	$1,742	$1,103	$8,721	$6,691

Total losses on securities with impairment charges	(1,278)	—	(1,733)	(155)
Non-credit portion recognized in other comprehensive income	—	—	(230)	—
Net impairment charges recognized in earnings	(1,278)	—	(1,963)	(155)
Net realized gains on investments	$464	$1,103	$6,758	$6,536

GAAP Ratios:
Losses and loss adjustment expense ratio	83.0%	79.8%	83.8%	81.7%
Underwriting expense ratio	19.5%	19.0%	20.1%	20.7%
Combined ratio	102.5%	98.8%	103.9%	102.4%
Return on equity (a)			3.1%	5.0%
Average shareholders’ equity			$357,187	$353,115

	At December 31,	At December 31,
	2014	2013
Balance Sheet Data (GAAP):
Cash and invested assets	$1,160,343	$1,075,428
Reinsurance recoverable	180,332	169,210
Intangible assets	7,791	8,073
Total assets	1,754,733	1,623,827
Unpaid losses and loss adjustment expenses	883,078	803,782
Long-term debt	12,000	12,000
Total shareholders’ equity	$362,089	$352,284
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$343,376	$339,655
Book value per common share, basic (at period end)	$18.29	$17.92
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.35	$17.28
Common shares outstanding at period end (b)	19,793	19,661

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At December 31, 2014 and December 31, 2013 there were 64,320 and 60,534, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.